UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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AEROVIRONMENT, INC.

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On September 18, 2013, AeroVironment, Inc. mailed the following to its stockholders:

September 17, 2013

Dear Fellow Stockholder:

AeroVironment’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) is scheduled to be held on October 4, 2013.  With the Annual Meeting approaching, we would like to take this opportunity to update you on our company’s accomplishments during the year and discuss some important milestones that lie ahead for AeroVironment.

SUCCESSFULLY EXECUTING A STRATEGIC PLAN
TO BUILD ON MARKET LEADERSHIP IN UAS & EES

We are proud of the value AeroVironment’s solutions deliver to our customers, resulting in our market leading positions in Unmanned Aircraft Systems (“UAS”) and Efficient Energy Systems (“EES”).  We are executing our strategic plan to further our positions in these markets, support innovation, encourage market adoption and create long-term value for all stockholders.

With a solid foundation in place, we are driving the company’s next phase of growth by delivering innovative solutions for potentially large market opportunities.  Indeed, we recently announced our largest orders to date, valued at $36.7 million, for Switchblade tactical missile systems, ancillary equipment and support.

AeroVironment’s board of directors and management team remain focused on enhancing stockholder value and building on our market and technology leadership to support major growth initiatives that will enhance stockholder value, including: expanding adoption of tactical missile systems; increasing international business; capturing emerging opportunities for UAS in commercial markets and mission services; continuing to develop the Global Observer “atmospheric satellite”; and positioning the company to benefit from the growing adoption of electric vehicles (“EVs”).

AeroVironment’s deep understanding of customer needs in both the aerospace and defense and EV industries has allowed us to deliver unique, high-quality and innovative products to customers around the world.  In addition, this experience has helped us to develop the solutions and market development campaigns that are driving our current growth initiatives.

We are confident that our fiscal 2014 plan is the right path forward for AeroVironment and our stockholders.  The fiscal 2014 plan focuses on winning and executing on near term key market opportunities, operating profitably and maintaining our strong relationship with key customers.  The capital allocation priorities reflected in the plan help ensure that funding is available to secure strategic customer adoption of our innovative solutions and make the investments needed for market entry.

We have a strong pipeline of products in UAS and EES.  In the first quarter of fiscal year 2014, our funded backlog increased 29% over fiscal 2013 year end, to $77 million, and $21 million in additional new orders in the first four weeks of the second quarter reflect the strong demand for our leading technologies in UAS and EES.

MAKING PRUDENT INVESTMENTS TO CAPITALIZE ON SIGNIFICANT

MULTI-MARKET GROWTH OPPORTUNITIES

AeroVironment has created a dynamic and highly attractive product portfolio mix, consisting of both mature cash generators and new innovations.  We are currently pursuing six major growth initiatives, which involve either the adoption of a new innovation, a move to a large adjacent market or a combination of both.  While the timing and rate of market adoption of these multiple initiatives is uncertain, we expect them to accelerate revenue over the next five years.  With carefully managed investments, the company is poised to pursue these significant long-term growth opportunities simultaneously, while working to achieve our fiscal 2014 revenue objectives.

UAS Business:

Switchblade Tactical Missile Systems: Last fiscal year Switchblade revenue grew 32% to $24 million and included deliveries for the first operational use of this unique precision strike system.  Today, we continue to see strong demand and rapid adoption of Switchblade following the successful initial operational use last year.  In fact, this fiscal year we have received orders of $46 million under a sole source contract with the U.S. Army.  With ongoing favorable customer support, we expect demand for Switchblade tactical missiles systems to continue growing.

International Market: In fiscal 2013, our international UAS revenue grew 258% to $26 million.  We believe that our experience as a leading supplier to the U.S. Department of Defense is a key differentiator and provides us with a competitive advantage in overseas markets.  With 25 international government customers for small UAS, we believe this market is primed to grow considerably over the next five years, and we anticipate enhanced revenue growth in fiscal 2014 and beyond.

Mission Services: An important growth opportunity, we intend to own and operate the UAS assets to provide situational awareness to customers as a service.  Given our ongoing investments in Puma AE (a small UAS designed for land based and maritime operations) and in developing our Tier II vertical takeoff and landing capability, we believe we are uniquely positioned to meet the U.S. Department of State’s needs for UAS mission services, as well as other opportunities.

Commercial Market: The Association for Unmanned Vehicle Systems International projects the U.S. commercial market for UAS will generate a total economic impact of $82 billion between 2015 and 20251.  In July 2013, our Puma AE received the first and only Federal Aviation Administration certification for a hand launched aircraft to operate in national airspace for commercial purposes, and we have seen strong support from early adopters.  We expect our small UAS to be a large part of this emerging market and we are making the necessary investments in sales and product designs and building working relationships with thought-leading customers in major markets to capture a meaningful share of this long-term global opportunity.

Global Observer: Our “atmospheric satellite” system has the potential to provide a much more cost effective solution for high-demand communications and seamless intelligence, surveillance and reconnaissance in multiple applications.  Annual U.S. military bandwidth demand for commercial satellite service alone is projected to grow to $3 billion to $5 billion in the next 15 years2.  It should be noted, however, that of all of our current growth initiatives, Global Observer carries the most timing uncertainty, the highest potential investment and the greatest potential return.

EES Business: Our product and service innovation has solidified our position as a leading supplier of EV charging solutions in North America.  We estimate that a 5% penetration of annual auto sales by EVs could result in an annual charging infrastructure market of $1 billion in the U.S. and more than $2 billion outside the U.S., based on forecasted light vehicle sales of 15 million in the U.S. and 68 million internationally in 2013.3

The pursuit of these six initiatives will build on AeroVironment’s enduring success story of innovation, agility and entrepreneurship.  We are confident that AeroVironment is making sound and prudent investments, each of which has the potential to dramatically increase revenue for the long-term.  Indeed, even limited penetration and adoption in these markets would create meaningful value for AeroVironment and our stockholders, with the potential for double-digit long-term revenue growth.

1 “The Economic Impact of Unmanned Aircraft Systems Integration in the United States” (Jenkins, D. and Vasigh, B., March 2013).

2 Defense Information Systems Agency.

3 LMC Automotive (January 28, 2013). “Global Light Vehicle Sales Poised for Modest Growth in 2013” [Press release].  Retrieved from http://www.prnewswire.com/news-releases/global-light-vehicle-sales-poised-for-modest-growth-in-2013-188668181.html.

SOLID TRACK RECORD OF PERFORMANCE IN VOLATILE

MACROECONOMIC ENVIRONMENT; CONTROLLING WHAT WE CAN CONTROL

AeroVironment has a proven history of adapting to an ever-changing macroeconomic environment while continuously innovating to help its customers succeed.  In fiscal 2013, government contract delays caused by sequestration and other government budget constraints as well as lower than expected demand for plug-in EVs and EV test equipment, produced an unexpected decline in revenue, which negatively impacted our stock price.

In response, your board and management team took action early in the first quarter of fiscal 2014 to align AeroVironment’s cost structure with the strategic and operational needs of the business and to adapt our annual plan to these current market realities while executing on our growth initiatives.  As a result of this effort, we lowered our break-even revenue level to between $50 million and $55 million to achieve our planned profitability while maintaining the ability to execute effectively on our key new growth initiatives.  We remain diligent in our review and control of costs and have plans in place to continue improving operational effectiveness.  We are confident that these efforts will allow AeroVironment to mitigate continuing near-term uncertainty in the business environment, while driving long-term growth and delivering value to stockholders.

EFFECTIVELY MANAGING CAPITAL TO SUPPORT
OUR INNOVATION-DRIVEN STRATEGY

AeroVironment utilizes its cash position strategically to enable the company to move quickly and decisively when market adoption is imminent, and when an investment is expected to deliver attractive returns for our stockholders.  As such, your board and management team regularly evaluate the company’s capital allocation priorities.

AeroVironment’s innovative products resulting from this strategy lead our customers to prefer us over our global competitors.  Maintaining a strong balance sheet is an important competitive advantage that allows us to support growth initiatives without compromising our ability to make prudent strategic investments in numerous emerging value-creating opportunities.  This is particularly valuable given the uncertain timing of new market adoption.

Based on our experience, we know that large customers, including global automotive manufacturers and international and government clients, are more likely to take on the inherent risk of adopting an important innovation when they are working with a company possessing a strong and liquid balance sheet, as well as a track record of success, like AeroVironment.

BOARD COMPRISES PROVEN LEADERS WITH
SIGNIFICANT, RELEVANT INDUSTRY EXPERTISE

Your board is committed to strong corporate governance practices and recognizes the importance of new perspectives in the boardroom.  Accordingly, your board recently nominated two new, independent and highly qualified individuals for election at the upcoming Annual Meeting: Tom Burbage, former executive vice president and general manager of one of the largest U.S. Department of Defense programs in history at Lockheed Martin, and Ed Muller, Vice Chairman of NRG Energy and former chairman and chief executive officer of both GenOn Energy and Mirant Corporation.

In addition, standing for re-election at the Annual Meeting is retired General Charles Holland, who led the U.S. Special Operations Command from 2000 to 2003, a period of time that included the terrorist attacks of September 11, 2001, and the initiation of the global war on terror.  As a consultant to the company, Gen. Holland’s unique perspective, knowledge and customer relationships have helped introduce our solutions throughout the U.S. defense and intelligence communities.  Gen. Holland’s insights and expertise have also proven invaluable to AeroVironment in his capacity as a member of the board.

With the election of Messrs. Burbage and Muller and the re-election of Gen. Holland, the AeroVironment board will comprise seven highly-qualified and experienced directors, five of whom are independent.  In all, the members of the AeroVironment board possess extensive industry knowledge, operating leadership, complex business and program management and international business and corporate governance experience.

Further, to enhance the board’s independence and ability to fulfill its management oversight responsibilities, Stephen Page was recently named by the board to the position of lead independent director.  Mr. Page, who was appointed to the AeroVironment board in April 2013, is a former director, vice chairman and chief financial officer of United Technologies Corporation, and former president and chief executive officer of its $8 billion revenue subsidiary, Otis Elevator Company.

The interests of AeroVironment’s board and management team are fully aligned with stockholders, as evidenced by their current collective ownership of more than 16% of the company’s common stock.  In addition, the board has established stock ownership guidelines for all directors and senior executives to ensure this continued alignment of interests.  All AeroVironment directors and senior executives are in compliance with these guidelines.

BOARD AND MANAGEMENT TEAM ARE COMMITTED TO
BUILDING VALUE FOR ALL STOCKHOLDERS

Your board and management team continue to execute the company’s fiscal 2014 plan successfully by building on existing market leadership in UAS and EES to support innovation, encourage market adoption and create long-term value for all stockholders.  AeroVironment’s culture of innovation, strategy, strong balance sheet and prudent capital allocation plan are important competitive differentiators.  Your board and management team are committed to building value for all stockholders, and will continue to take actions to achieve this important objective.

On behalf of the AeroVironment board, I thank you for your support as we continue to create value by identifying, creating, investing in and executing on exciting market opportunities.

Sincerely,

Timothy E. Conver

President, Chief Executive Officer and Chairman of the Board of Directors

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Safe Harbor Statement

Certain statements in this letter may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission (“SEC”), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

AeroVironment and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies in respect of the Annual Meeting. AeroVironment has filed with the SEC a definitive proxy statement and WHITE proxy card in connection with the Annual Meeting (the “2013 Proxy Materials”). The 2013 Proxy Materials contain important information about AeroVironment, the Annual Meeting and related matters, including the interests, if any, of these directors, executive officers and specified employees. Stockholders are urged to read the 2013 Proxy Materials and accompanying WHITE proxy card carefully. Stockholders are able to obtain free copies of the 2013 Proxy Materials and other documents filed with the SEC by AeroVironment through the web site maintained by the SEC at www.sec.gov and on AeroVironment’s web site at www.investor.avinc.com.